Exhibit 10.13

February 6, 2026
John Donofrio
[Email Address]
Re:    Offer Letter
Dear John:
I am pleased to confirm our offer to you to become Chief Legal Officer, Aerospace Technologies. The role, which is effective on March 16, 2026 (“Effective Date”), is based in Crystal City, Virginia1 and reports directly to Jim Currier.
As you know, we anticipate that Honeywell International Inc.’s (“Honeywell”) Aerospace Technologies business will be spun off as an independent public company known as Honeywell Aerospace, Inc. (“New Aerospace”) at some point in the third quarter of 2026 (the actual spin-off date, if applicable, is hereinafter referred to as the “Separation Date”). At the Separation Date, you will become the Senior Vice President, General Counsel & Corporate Secretary of New Aerospace,2 reporting directly to New Aerospace’s Chief Executive Officer, Jim Currier. In this role, you will be an executive officer of New Aerospace.
Your employment with Honeywell (and ultimately New Aerospace) shall be subject to the terms and conditions of this offer letter.3
COMPENSATION
Base Salary: As of the Effective Date, your annual base salary will be $775,000. After the Separation Date, your base salary may be increased by the compensation committee of New Aerospace’s Board of Directors from time to time. Any increases are based on your performance and other relevant factors.
Annual Incentive Compensation: Your target incentive compensation opportunity with both Honeywell and New Aerospace will be 90% of your annual cash base salary earnings during the year. For 2026, your incentive compensation award will be based on your actual earnings plus
1 While this job is sited in Virginia, it is expected that you will spend time in Phoenix, as appropriate.
2 Until the Separation Date, New Aerospace will be part of Honeywell. Because Honeywell has other businesses that compete with your current employer, you will be insulated from all Honeywell business and legal matters that are not directly related to Honeywell’s aerospace business and that might otherwise be violative of any restrictive covenants to which you may be subject with your current employer.
3 Your compensation must be officially approved by the Management Development and Compensation Committee of the Honeywell’s Board of Directors (“MDCC”). If not already approved, it is expected that your compensation package will be retroactively approved at the next regularly scheduled meeting of the MDCC, which is expected to be on or about February 12, 2026.

the earnings you would have received had your start date been January 1, 2026. Incentive compensation awards are paid in the first quarter of the following year.
For the full 2026 performance year, your incentive compensation award shall be paid entirely by New Aerospace (i.e., no prorated incentive award shall be paid by Honeywell), provided the spin is effectuated prior to March 15, 2027. If the spin is not effectuated by March 15, 2027, Honeywell will make such payment.
Annual Long-Term Incentive Awards With New Aerospace: After the Separation Date, you will receive a long-term incentive (“LTI”) award from New Aerospace with a grant date value equal to $2,550,000 consisting of stock options, restricted stock units, performance stock units or cash awards, or some combination thereof, as determined by New Aerospace in its sole discretion. Thereafter, you will be eligible to receive annual LTI awards from New Aerospace that have an annual target grant date value equal to $2,550,000. The actual size and mix of your future New Aerospace LTI awards will be determined by the compensation committee of New Aerospace’s Board of Directors. The terms of the New Aerospace LTI awards will be governed by the terms of the applicable stock plan and the relevant award agreements. Any LTI awards granted hereunder shall be subject to the Rule of 70 provisions applicable to senior executives of Honeywell and New Aerospace.4
SIGN-ON AWARDS
You will receive a cash sign-on bonus of $300,000, payable within 30 days of your start date. By signing this offer letter below, you agree to repay Honeywell the gross sign-on bonus amount in one lump sum if you (i) resign your employment with Honeywell or New Aerospace, for any reason, or (ii) are involuntarily terminated for Cause5 by Honeywell or New Aerospace within 24 months of your Effective Date.
You will receive a grant of Honeywell stock options and restricted stock units (“RSUs”) with a grant date value equal to $7,230,000 (“Sign-On Equity”).6 The Sign-On Equity shall be granted under, and shall be subject to the terms of, the applicable Stock Incentive Plan of Honeywell International Inc. and its Affiliates and governed by the relevant award agreement. The Sign-On Equity grant will be effective on the earlier of your Effective Date or the next trading date after your Effective Date. The stock options and RSUs will vest 33%/33%/34% on the first, second and third anniversaries of the grant date, provided in all cases you continue to be employed by Honeywell or New Aerospace on the applicable anniversary dates. Moreover, Honeywell shall
4 For purposes of this provision, all of your prior Honeywell service shall be taken into account.
5 “Cause” means any of the following: (i) clear evidence of a significant violation of the company’s Code of Business Conduct; (ii) the misappropriation, embezzlement or willful destruction of company property; (iii)(A) the willful failure to perform, (B) gross negligence in the performance of, or (C) intentional misconduct in the performance of, your duties that results in harm to the business of the company; (iv) the conviction (treating a nolo contendere plea as a conviction) of a felony (whether or not any right to appeal has been or may be exercised); (v) the failure to cooperate fully in a company investigation or the failure to be fully truthful when providing evidence or testimony in such investigation; or (vi) clear evidence of the willful falsification of any financial records of the company that are used in compiling the company’s financial statements or related disclosures, with the intent of violating Generally Accepted Accounting Principles or, if applicable, International Financial Reporting Standards.
6 Allocated 50%/50% to stock options and RSUs, respectively.

convert the Sign-On Equity award into New Aerospace stock options and RSUs of equal value (with substantially similar terms) as of the Separation Date.
OTHER EXECUTIVE BENEFITS
You will also be entitled to the following Executive Benefits:
•Welfare and Retirement: As provided to other employees of Honeywell and New Aerospace (to be determined).
•Vacation: As provided to other senior executives of Honeywell and New Aerospace (to be determined).
•Excess Liability Insurance: As provided to other senior executives of Honeywell and New Aerospace (to be determined, but a minimum of $5,000,000).
•Executive Severance: As provided to other senior executives of Honeywell or executive officers of New Aerospace (to be determined).
•Corporate Aircraft: You will have reasonable access, on an as available basis and consistent with applicable flight hour allocation guidelines, to Honeywell Aerospace Inc.’s corporate aircraft.
Details of Honeywell’s executive benefits are outlined in Exhibit A. Note, while New Aerospace will initially mirror Honeywell’s benefits, New Aerospace may decide to alter those plans and programs after the spin-off.
STOCK OWNERSHIP GUIDELINES FOR COMPANY OFFICERS
As an Executive Officer of New Aerospace, you will be required to hold a multiple of your annual base salary in New Aerospace shares in accordance with New Aerospace’s Stock Ownership Guidelines (to be determined).
PRE-EMPLOYMENT REQUIREMENTS
Upon your acceptance of this offer, a Honeywell representative will contact you regarding certain pre-employment requirements that need to be completed prior to your start date (e.g., drug screen, I-9 completion, paycheck direct deposit, etc.). NOTE: Your offer is contingent upon a satisfactory background check and negative drug screen.
ACCEPTANCE OF OFFER
Please indicate your acceptance of this offer by signing this offer letter and returning it to my attention.
John, we are excited to be extending this offer to you and look forward to your anticipated success with New Aerospace.

If you have any questions or need any further information about our offer, please contact me directly.

Congratulations,

/s/ Karen Mattimore 7-Feb-2026
Karen Mattimore
Senior Vice President and Chief Human Resources Officer

Read and Accepted:

/s/ John Donofrio	7-Feb-2026
JOHN DONOFRIO	Date

All businesses experience changing conditions. Accordingly, we reserve the right to change work assignments, reporting relationships and staffing levels to meet business needs, and your employment with Honeywell or New Aerospace will be on an “at will” basis. This means that there is no guarantee of employment for any specific period, and either you or Honeywell/New Aerospace may terminate your employment at any time.